Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES JULY CASH DISTRIBUTION
     DALLAS, Texas, July 21, 2008 – U.S. Trust, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.234609 per unit, payable on August 14, 2008, to unit holders of record on July 31, 2008.
     This month’s distribution increased due to substantial increases in the prices of both oil and gas, offset by some prior period adjustments in both oil and gas. This would primarily reflect production for the month of May.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 60,195 bbls and 287,147 mcf. The average price for oil was $123.25 per bbl and for gas was $14.07 per mcf. Capital expenditures were approximately $554,755. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (mcf)	(per bbl)	(per mcf)
Current Month	60,195	287,147	$123.25	$14.07

Prior Month	64,206	308,544	$103.89	$10.81
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 877.228.5085